Exhibit 10.8C

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is entered into as of January 1, 2026 (the “Amendment Effective Date”), by and between Mark A. Goldsmith. M.D., Ph.D. (“Executive”) and Revolution Medicines, Inc., a Delaware corporation (“RevMed”).

WHEREAS, Executive and RevMed are parties to the Employment Agreement dated December 18, 2019, as amended by the First Amendment to Employment Agreement between Executive and RevMed dated June 10, 2022 (the “Agreement”);

WHEREAS, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Agreement; and

WHEREAS the Parties now wish to amend the Agreement as set forth below, effective as of the Amendment Effective Date:

1.
Section 6(b)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) Provided Executive has been employed by RevMed for at least one year continuously as of the Date of Termination, cause any unvested equity awards, including any stock options, restricted stock awards and any such awards subject to performance-based vesting, held by Executive as of the Date of Termination, to become vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such awards to lapse, in each case, with respect to that number of shares of Company common stock subject thereto that would have vested, and if applicable, become exercisable in the 12 months immediately following the Date of Termination had Executive’s employment continued during such period. If Executive was employed by RevMed for less than one year continuously prior to the Date of Termination, acceleration of equity awards, if any, will be solely subject to the discretion of the Board or the Compensation Committee of the Board.”

2.
Section 6(c)(ii) of the Agreement is hereby amended by replacing the phrase “During the period commencing on the Date of Termination and ending on the 18-month anniversary thereof” with the phrase “During the period commencing on the Date of Termination and ending on the 24-month anniversary thereof”.
3.
This Amendment, collectively with the Agreement (as amended hereby), the Confidentiality Agreement, Executive’s Indemnification Agreement with the Company (the “Indemnification Agreement”) and the agreements evidencing Executive’s equity awards (the “Award Agreements”), are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company. The Parties further intend that this Amendment, collectively with the Agreement (as amended hereby), the Confidentiality Agreement, the

Indemnification Agreement and the Award Agreements, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Amendment, the Agreement (as amended hereby), the Confidentiality Agreement, the Indemnification Agreement or the Award Agreements.
4.
All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in the Agreement shall include the terms contained in this Amendment.
5.
Sections 8(b) through 8(k) and 11 of the Agreement shall apply to the interpretation of this Amendment as if set forth herein in their entirety.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

REVOLUTION MEDICINES, INC.

EXECUTIVE

By:	/s/Margaret Horn	By:	/s/Mark A. Goldsmith
Name:	Margaret Horn	Name:	Mark A. Goldsmith, M.D., Ph.D.
		Title:	Chief Operating Officer

[Signature Page to Second Amendment to Employment Agreement]